Summary of Detroit Edison’s Electric Rate Order (Case U-16472)1,

October 21, 2011

On October 20, 2011, the Michigan Public Service Commission (“MPSC”) issued an order in Detroit Edison’s rate case. The full text of the order can be found on the MPSC website at: http://efile.mpsc.state.mi.us/efile/viewcase.php?casenum=16472&submit.x=20&submit.y=7

The MPSC order authorizes Detroit Edison to raise its rates by $175 million beginning on October 29, 2011 and approved a return on equity (“ROE”) of 10.50%. The final order includes lower depreciation rates resulting from case U-16117 and recognition of the expiration of the Wolverine wholesale contract. Since the actual expiration date of the wholesale contract is not until December 31, 2011, the MPSC is requiring Detroit Edison to calculate a customer credit for each kWh sold to Wolverine from October 29 through December 31 and apply this credit in its next power supply cost (“PSCR”) reconciliation.

The order adopted a new revenue decoupling mechanism (“RDM”) and prospectively eliminated the current uncollectible expense tracking mechanism, restoration tracker, line clearance tracker and choice incentive mechanism (“CIM”). Base rates in this order are set with Electric Choice volumes at the 10% statutory cap.

The MPSC ordered Detroit Edison to file a report regarding the amount of revenue collected through application of its self-implemented rate increase and the final rates and rate design approved in this order. In addition, the MPSC also stated that net revenue collected due to self implementation be credited to the 2011 CIM regulatory asset in 3Q 2011.

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This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2010 Forms 10-K and their 2011 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Reconciliation of MPSC final order from Detroit Edison’s request

Item	Amount ($ millions)	Description
Detroit Edison Position	$357	Revenue Requirement - Brief

Depreciation	(42)	U-16117 lowered depreciation rates
Return & Capital Structure	(46)	Filed for 11.125% ROE vs. authorized 10.5%
Rate Base	(7)	Primarily working capital
Uncollectibles	(15)	$58 million base
Variable Compensation	(37)	Continued disallowances
Other O&M	(18)	Primarily active health care and lower inflation rates projected
Large Contract Customers	(6)	LCC discounts eliminated
Other / Taxes	(11)	Miscellaneous other differences

MPSC 10/20/11 Order	$175

Summary of Key Components of the Order

1.	Return on Equity / Capital Structure

The MPSC determined that Detroit Edison’s return on equity should be reduced from its current 11.0% to 10.50%. Detroit Edison supported 11.125% and Staff proposed 10.15%. The MPSC stated that the Company’s risk due to stabilization of the capital markets and general economic improvement since the ROE authorized in Detroit Edison’s last rate case justifies a 50 basis point reduction in ROE. A permanent debt / equity capital structure was approved (51% / 49%) consistent with both Detroit Edison’s and Staff’s positions.

2.	Rate Base

The MPSC approved a projected total electric rate base of $10,086 million, including net plant ($9,576 million) and working capital ($510 million). The net plant amount included in final rates was only $20 million lower than Detroit Edison’s filed amount. The MPSC excluded approximately $80 million from working capital.

3.	Sales Load Forecast

The MPSC adopted Detroit Edison’s sales forecast including total service area sales forecast (excluding wholesale customers) of 46,707 GWh (41,721 GWh bundled). The level of customer choice sales underlying the forecast adopted by the MPSC is 4,987 GWh.

4.	Revenue Decoupling

The MPSC adopted a symmetrical revenue tracker that compares actual revenue (excluding the impacts of weather) by rate class with the base established in the rate case. With this RDM we are exposed to weather variations. There is an annual collar on both the surcharge and refund. The collar is set at 1.5% in the first year and 3% in the second and subsequent years. The new RDM is effective at the end of the Company’s projected test year in this case (i.e. April 1, 2012). Detroit Edison’s current pilot RDM program, effective since February 1, 2010, which compares actual sales per customer (not weather normalized) with the base sales per customer level established in Detroit Edison’s previous rate case, is terminated effective October 31, 2011. There is no RDM in place from October 31, 2011 through April 1, 2012.

5.	Operation and Maintenance Expense

The MPSC adopted an overall O&M level of $1,386 million. Detroit Edison proposed $1,460 million. The variance of $74 million is predominantly made up of disallowances associated with non-executive variable compensation ($37 million) and executive benefits ($7 million), as well as differences in projected costs related to uncollectibles ($15 million) and active health care ($8 million).

6.	Restoration, Line Clearance and Uncollectible Expenses and Trackers

The MPSC stated that tracking mechanisms are no longer required given the ability of utilities to self implement rates and utilize projected test years. According to the order, for 2011, Detroit Edison should reconcile actual expenses for Restoration, Line Clearance and Uncollectibles using the expense amount in rates from Case U-15768 for the period January through October 2011 ($117.5 million, $47 million and $66.4 million, respectively).

For rates effective October 29, 2011, the MPSC agreed with Detroit Edison’s projected expense levels for both restoration ($115.7 million) and line clearance ($50.7 million). The MPSC adopted a projection of uncollectible expense of $58 million.

7.	Electric Choice Incentive Mechanism (CIM)

The MPSC order eliminates the CIM effective October 2011. For the period the CIM was in effect in 2011, Detroit Edison will file a reconciliation no later than March 2012 which compares actual electric choice volumes to the amounts included in base rates for this period (1,586 GWh). Base rates in this order are set with Choice volumes at the 10% statutory cap.

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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